Exhibit 10.19

AMENDMENT TO MANAGEMENT CONSULTING AGREEMENT

This AMENDMENT TO MANAGEMENT CONSULTING AGREEMENT (this “Amendment”) is entered into as of May 5, 2021, by and among Everside Health, LLC (f/k/a Paladina Health, LLC), a Delaware limited liability company (the “Company”) and NEA Management Company LLC, a Delaware limited liability company (the “Consultant”).

RECITALS

WHEREAS, the Company and the Consultant are parties to that certain Management Consulting Agreement, dated as of June 1, 2018 (the “Consulting Agreement”);

WHEREAS, Section 12 of the Consulting Agreement provides that neither the Consulting Agreement nor any provision thereof may be in any way altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties thereto; and

WHEREAS, the Company and the Consultant desire to amend the Consulting Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Defined Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Consulting Agreement.

2.    Amendment to Section 4(a). The following is hereby added to the end of Section 4(a) of the Consulting Agreement:

“Notwithstanding anything herein to the contrary, in the event of an initial public offering of equity securities of the Company (or any parent or subsidiary thereof), the Major Transaction Service Fee shall become payable in shares of capital stock of the entity which is offering shares to the public in connection with such transaction, such shares to be valued at the initial public offering price for purposes of determining the number of shares to be issued to the Consultant in respect of the Major Transaction Service Fee.”

3.    Reaffirmation. Except as expressly modified by this Amendment, the Consulting Agreement shall remain in full force and effect and is in all respects hereby ratified and affirmed. From and after the date of this Amendment, all references in the Consulting Agreement to the “Agreement” shall be deemed to refer to the Consulting Agreement as expressly modified by this Amendment.

4.    Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws that would give effect to the laws of another jurisdiction).

5.    Counterparts. This Amendment may be executed in two (2) or more counterparts, in each case including by facsimile or portable document format (.pdf), each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

(Signatures are on the following page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

THE COMPANY:

EVERSIDE HEALTH, LLC

By:	/s/ Christopher T. Miller
Name:	Christopher T. Miller
Title:	Chief Executive Officer

THE CONSULTANT:

NEA MANAGEMENT COMPANY LLC

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief Legal Officer